Exhibit 10.16

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made this              day of             , 2004 by and between Affirmative Insurance Holdings, Inc., a Delaware corporation (“Affirmative”), and Vesta Insurance Group, Inc., a Delaware corporation (“Vesta”).

RECITALS:

WHEREAS, in December 2000, Vesta and certain of its subsidiaries acquired a majority interest in the voting stock of Affirmative, and Vesta and certain of its subsidiaries currently own an aggregate of 98.1% of Affirmative’s outstanding common stock;

WHEREAS, since December 2000, Affirmative has operated its business as a subsidiary of Vesta, and has relied upon Vesta and its subsidiaries for assistance with certain financial, tax, administrative, regulatory, managerial and other matters customarily performed by a parent company for its subsidiaries;

WHEREAS, Affirmative and certain of its subsidiaries are currently parties to a Consolidated Tax Allocation Agreement, dated June 28, 1995 (the “Tax Allocation Agreement”) among Vesta and certain of its subsidiaries (collectively, the “Vesta Tax Group”), which provides for the filing of consolidated federal income tax returns and the allocation of federal income tax liability among the members of the Vesta Tax Group;

WHEREAS, Affirmative proposes to effect an initial public offering of its common stock (the “Initial Public Offering”), to include certain shares that are beneficially owned by Vesta and its subsidiaries as well as certain shares that will be newly issued by Affirmative, pursuant to a Registration Statement on Form S-1 filed by Affirmative with the Securities and Exchange Commission (as amended from time to time, the “Registration Statement”);

WHEREAS, upon the completion of the Initial Public Offering, Vesta will beneficially own approximately     % (approximately     % if the over-allotment option granted to the underwriters in the Initial Public Offering is exercised in full) of Affirmative’s outstanding common stock, Affirmative will operate its business separately from Vesta, and Affirmative and its subsidiaries will no longer be eligible to participate in the Tax Allocation Agreement as members of the Vesta Tax Group; and

WHEREAS, in connection with the completion of the Initial Public Offering and Affirmative’s separation from Vesta, Affirmative and Vesta wish to set forth and confirm in this Agreement certain terms and conditions relating to the separation and their continued relationship, including the ongoing provision by Vesta and its subsidiaries of certain administrative and other support services to Affirmative and its subsidiaries on a transitional basis, as well as the respective responsibilities and indemnification obligations of Affirmative and Vesta regarding the payment of federal income taxes for taxable periods ending on or before the completion of the Initial Public Offering.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Affirmative and Vesta hereby agree as follows:

ARTICLE I

SEPARATION

Unless otherwise provided in this Agreement or in any agreement executed or to be executed by Affirmative and Vesta or any of their respective affiliates in connection with Affirmative’s separation from Vesta (the “Separation”) or this Agreement, the effective time and date of each undertaking or agreement in connection with the Separation shall be the date and time of the closing of the Initial Public Offering, or, if there shall be more than one such closing, the initial closing thereof (the “Separation Date”).

ARTICLE II

BUSINESS INDEMNIFICATION

Section 2.1 Indemnification Against Third-Party Claims.

(a) Vesta To Indemnify Affirmative. Vesta shall indemnify, defend and hold harmless Affirmative and its subsidiaries as of the Separation Date (collectively, the “Affirmative Group”), each of their respective directors and officers (or other persons performing similar functions for non-corporate entities), employees, agents, consultants, advisors, accountants, attorneys and representatives (collectively, the “Affirmative Personnel”) and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, and together with the Affirmative Group and the Affirmative Personnel, the “Affirmative Indemnitees”) from and against all losses, liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, including any reasonable costs or expenses of enforcing any indemnity hereunder (the “Indemnifiable Losses”) arising from any Third-Party Claim (as defined below) asserted by any person or entity other than the Affirmative Indemnitees and

(i) arising from or relating to any businesses, assets, properties or liabilities heretofore or hereafter conducted, owned or incurred by the Vesta Group (as defined below) (the “Vesta Businesses,” it being understood that such term does not include any Vesta Group members’ direct or indirect interest of any kind in, or rights in respect of, any member of the Affirmative Group), whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether claims for such Indemnifiable Losses are asserted, before or after the Separation Date; or

(ii) arising from any misstatement or omission of a material fact (i.e., a misstatement of a material fact or the omission to state a material fact required to be stated or necessary in order to make statements, in light of the circumstances under which they were made, not misleading, or a “Misstatement”) made by the Vesta Group, the Vesta Personnel (each as defined below), any one or more of them and/or their respective agents and representatives (all such persons other than Vesta being referred to as the “Other Vesta Parties”), including without limitation any misstatement or omission made by Affirmative or the Other Affirmative Parties (as defined below) in reliance on a misstatement or omission by Vesta or the Other Vesta Parties in the Registration Statement; provided that Indemnifiable Losses under this clause shall be limited to Indemnifiable Losses relating to Third-Party Claims by purchasers of Affirmative common stock in the Initial Public Offering or thereafter (including, without limitation, underwriter indemnification claims).

(b) Affirmative To Indemnify Vesta. Affirmative shall indemnify, defend and hold harmless Vesta and its subsidiaries as of the Separation Date (collectively, the “Vesta Group,” it being understood that such term does not include any member of the Affirmative Group; each of the Vesta Group and the Affirmative Group being referred to as a “Group”), each of their respective directors and officers (or other persons performing similar functions for non-corporate entities), employees, agents, consultants, advisors, accountants, attorneys and representatives (collectively, the “Vesta Personnel”) and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, and together with the Vesta Group and the Vesta Personnel, the “Vesta Indemnitees”) from and against all Indemnifiable Losses arising from any Third-Party Claim (as defined below) asserted by any person or entity other than the Vesta Indemnitees and

(i) arising from or relating to any businesses, assets, properties or liabilities heretofore or hereafter conducted, owned or incurred by the Affirmative Group (the “Affirmative Businesses”), whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether claims for such Indemnifiable Losses are asserted, before or after the Separation Date; or

(ii) arising from any Misstatement made by the Affirmative Group, Affirmative Personnel, any one or more of them and/or their respective agents and representatives (all such persons other than Affirmative being referred to as the “Other Affirmative Parties”), including without limitation any misstatement or omission made by Vesta or the Other Vesta Parties in reliance on a misstatement or omission by Affirmative or the Other Affirmative Parties in the Registration Statement; provided that Indemnifiable Losses under this clause shall be limited to Indemnifiable Losses relating to Third-Party Claims (as defined below) by purchasers of Affirmative common stock in the Initial Public Offering or thereafter (including, without limitation, underwriter indemnification claims).

(c) Apportionment of Indemnity. If any Indemnifiable Loss arises from or relates to the matters referred to in both Sections 2.1(a) and 2.1(b) above, it is the intent of Vesta and Affirmative that each party shall contribute to the total amount paid or payable in connection with such Indemnifiable Loss in such proportion as is appropriate to reflect the relative portion of such Indemnifiable Loss that is attributable to the matters referred to in Section 2.1(a) on the one hand and to the matters referred to in Section 2.1(b) on the other hand. In furtherance and not in limitation of this intent, when any Indemnifiable Loss arises from or relates to the matters referred to in both Sections 2.1(a) and 2.1(b) above, Vesta shall indemnify the Affirmative Indemnitees against any portion of such Indemnifiable Loss that pertains more substantially to the matters referred to in Section 2.1(a) than to the matters referred to in Section 2.1(b), and

Affirmative shall indemnify the Vesta Indemnitees against any portion of such Indemnifiable Loss that pertains more substantially to the matters referred to in Section 2.1(b) than to the matters referred to in Section 2.1(a).

(d) Certain Personnel. For the avoidance of doubt, the persons listed on the attached Schedule 2.1(d) as Affirmative Personnel shall be deemed Affirmative Personnel, and the persons listed on Schedule 2.1(d) as Vesta Personnel shall be deemed Vesta Personnel, for all purposes of this Agreement.

Section 2.2 Procedures For Indemnification Against Third-Party Claims.

(a) Notices.

(i) Affirmative shall, and shall cause the other Affirmative Indemnitees to, notify Vesta in writing promptly after learning of any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal that is asserted by a person or entity who or which is neither a party hereto nor an affiliate of a party hereto (a “Third-Party Claim”) for which any Affirmative Indemnitee intends to seek indemnification from Vesta under this Article II.

(ii) Vesta shall, and shall cause the other Vesta Indemnitees to, notify Affirmative in writing promptly after learning of any Third-Party Claim for which any Vesta Indemnitee intends to seek indemnification from Affirmative under this Article II.

(iii) The failure of any person or entity entitled to indemnification under this Article II (an “Indemnitee”) to give such notice shall not relieve any party obligated to indemnify such Indemnitee (an “Indemnifying Party”) of its obligations under this Article II, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(iv) Each notice shall describe such Third-Party Claim in reasonable detail considering the information provided to the Indemnitee.

(b) Control of Defense.

(i) Except as otherwise provided in Section 2.2(c), an Indemnifying Party may, by notice to the Indemnitee and to Affirmative, if Vesta is the Indemnifying Party, or to Vesta, if Affirmative is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitees’ notice of a Third-Party Claim, undertake (itself or through an affiliate) the defense or settlement of such Third-Party Claim.

(ii) Such Indemnifying Party shall control the investigation and defense or settlement of such Third-Party Claim, and the Indemnitees shall cooperate therewith, except that such Indemnifying Party shall not require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interest.

(iii) The Indemnifying Party also shall not, without the prior written consent of the Indemnitee and of Affirmative, if the Indemnitee is an Affirmative Indemnitee, or of Vesta, if the Indemnitee is a Vesta Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its representatives or affiliates to make any payment that is not fully indemnified under this Article II or to submit to any non-monetary remedy.

(iv) Subject to the Indemnifying Party’s control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense.

(c) Conflicts of Interest.

(i) With respect to any Third-Party Claim, if there is a material conflict of interest between the Indemnifying Party and the Indemnitees involved in the reasonable judgment of counsel to such Indemnitees, neither the Indemnifying Party nor the Indemnitees shall be entitled to control the defense or settlement thereof. In any such event, the Indemnifying Parties and the Indemnitees involved shall each be entitled to conduct their own investigation and defense, but the Vesta Indemnitees and the Affirmative Indemnitees shall cooperate to conduct such investigation and defense as efficiently as possible.

(ii) No Indemnitee may compromise or settle any Third-Party Claim as to which indemnification from an Indemnifying Party has or will be sought under this Article II without the prior written consent of such Indemnifying Party.

(iii) If an Indemnifying Party is required to indemnify any Indemnitees with respect to a Third-Party Claim and Section 2.2(c)(i) applies, such Indemnifying Party shall only be required to pay the reasonable attorneys’ fees and expenses of one law firm representing all Indemnitees involved (and, if required, local counsel in each applicable jurisdiction) with respect thereto.

(d) Cooperation. Affirmative shall, and shall cause the other Affirmative Indemnitees to, and Vesta shall, and shall cause the other Vesta Indemnitees to, make available to each other, their counsel and other representatives, all information and documents reasonably available to them which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof.

Section 2.3 Limitations on Indemnification Obligations. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee under this Article II shall be reduced (retroactively or prospectively) by any insurance proceeds, settlement recoveries or other amounts actually recovered by or on behalf of such Indemnitee in respect of the related Indemnifiable Loss (an “Actual Recovery”). If an Indemnitee shall have received the payment required by this Article II from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently receive an Actual Recovery, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Actual Recovery up to the aggregate payments made by such Indemnifying Party pursuant to this Article II in respect of such Indemnifiable Loss.

Section 2.4 Survival of Indemnities. The rights and obligations of each of the Vesta Indemnitees and the Affirmative Indemnitees under this Article II and any of the liabilities related thereto shall survive the Separation and any sale, reorganization or transfer of all or part of the Vesta Businesses or the Affirmative Businesses.

Section 2.5 Remedies Cumulative. The remedies provided in this Article II shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party whether under this Agreement or otherwise. The procedures set forth in this Article II shall be the exclusive procedures governing any indemnity action brought under this Article II, but shall not govern any other indemnity action that may be brought under any other provision of this Agreement.

Section 2.6 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of Vesta and Affirmative contained in this Agreement shall survive the Separation Date.

ARTICLE III

COOPERATION AND ASSISTANCE; ACCESS TO INFORMATION

Section 3.1 Cooperation and Assistance. From and after the Separation Date, each of Affirmative and Vesta shall, and shall cause the members of its respective Group to, cooperate with and assist the other in good faith as described in this Article III in order to facilitate an orderly separation of Affirmative from Vesta.

Section 3.2 Access to Information.

(a) From and after the Separation Date, Vesta shall, and shall cause each of the other members of the Vesta Group to, afford to the members of the Affirmative Group and their authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to appropriate facilities and personnel or other relevant persons or entities possessing information) and duplicating rights during normal business hours to all books, records, files, documents, computer data and other information and materials (“Materials”) within the Vesta Group’s possession relating to the Affirmative Businesses and the Vesta Businesses as conducted on or prior to the Separation Date, insofar as such access is reasonably required by any member of the Affirmative Group for the ongoing operations of the Affirmative Businesses (including for historical reporting requirements) and is requested for one or more of the purposes described in Section 3.2(c).

(b) From and after the Separation Date, Affirmative shall, and shall cause each of the other members of the Affirmative Group to, afford to the members of the Vesta Group and their authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to appropriate facilities and personnel or other relevant persons or entities possessing information) and duplicating rights during normal business hours to Materials within the Affirmative Group’s possession relating to the Vesta Businesses and the Affirmative Businesses as conducted on or prior to the Separation Date, insofar as such access is reasonably required by any member of the Vesta Group for the ongoing operations of the Vesta Businesses (including for historical reporting requirements) and is requested for one or more of the purposes described in Section 3.2(c).

(c) Subject to the confidentiality provisions set forth in Section 6.1 below, Materials may be requested under this Section 3.2 (i) for audit, accounting, regulatory, claims, litigation (other than any litigation between the parties hereto or their respective affiliates) and tax purposes; (ii) for purposes of fulfilling disclosure, filing, reporting or similar obligations under any federal, state or local law or authority or any securities exchange; or (iii) for performing the transactions contemplated by this Agreement.

Section 3.3 Delivery and Retention of Records.

(a) Vesta shall deliver to Affirmative on or prior to the Separation Date any and all original corporate organization books and records that the Vesta Group has in its possession relating solely to the Affirmative Group, copies of which may be retained by the Vesta Group.

(b) Each of the Vesta Group and the Affirmative Group shall retain all documents, records and other information relating to the other Group consistent with its retention policies in the ordinary course of business as such policies are in effect on the Separation Date, except as otherwise provided herein or as required by law.

Section 3.4 Future Litigation and Other Proceedings; Production of Witnesses.

(a) In the event that Vesta or any other member of the Vesta Group or Affirmative or any other member of the Affirmative Group at any time after the Separation Date initiates or becomes subject to any litigation or other proceedings in respect of any matter occurring or arising, in whole or in part, at any time on or prior to the Separation Date or in connection with the Separation whether occurring or arising prior to or following the Separation Date regarding the Vesta Businesses or the Affirmative Businesses, the relationships between the members of the Vesta Group, on the one hand, and the Affirmative Group, on the other hand, or otherwise (each, a “Covered Matter”) before any governmental authority or arbitration panel not otherwise specifically provided for in this Agreement, the party that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party’s expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information). In the event that Vesta or any other member of the Vesta Group, on the one hand, and Affirmative or any other member of the Affirmative Group, on the other hand, at any time after the Separation Date initiate or become subject to any litigation or other proceedings in respect of any Covered Matter before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the parties shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting party, with requests for assistance in connection therewith (including by way of provision of information).

(b) At all times from and after the Separation Date, each of Vesta and Affirmative shall, and shall cause the other members of its respective Group to, use commercially reasonable efforts to make available to the members of the other Group, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons or entities may reasonably be required in connection with legal, administrative or other proceedings in which the requesting party may from time to time be involved and relating to any Covered Matter.

Section 3.5 Reimbursement. All costs (including without limitation supplies, disbursements and other out-of-pocket expenses) reasonably incurred by a party providing cooperation and assistance pursuant to its obligations under any provision of this Article III shall be paid by the party receiving such cooperation and assistance.

ARTICLE IV

TRANSITIONAL SERVICES

Section 4.1 Provision of Transitional Services.

(a) Scope of Transitional Services. During the Term (as defined below), Vesta shall, and shall cause the other members of the Vesta Group to, provide to the Affirmative Group the following services (collectively, the “Transitional Services”) in a manner consistent with past practice:

(i) Tax Return Preparation. Assistance with preparation and filing of federal, state and local tax returns.

(ii) Financial Reporting. Assistance with statutory financial reporting, including preparation and filing of statutory financial statements with the appropriate regulatory authorities.

(iii) Regulatory Compliance. Assistance with regulatory compliance matters, including preparation and filing of rate changes with the appropriate regulatory authorities.

The appropriate officers of Affirmative and Vesta shall consult with one another to resolve any ambiguity concerning the scope of the Transitional Services contemplated by this Article IV. Affirmative and Vesta agree that the scope of the Transitional Services may change from time to time upon the mutual agreement of the parties.

(b) Access to Information and Personnel. In order to enable the Vesta Group to perform the Transitional Services in a manner consistent with the requirements established by this Article IV and with applicable legal and regulatory standards, the Affirmative Group shall provide to the Vesta Group on a timely basis access to all Materials in the possession of the Affirmative Group, and to such personnel, equipment and facilities, as are reasonably requested by any Vesta Group member, and shall take any actions that may reasonably be requested by any Vesta Group member in connection therewith. The Vesta Group shall return to the Affirmative

Group all Materials of the Affirmative Group that were used by the Vesta Group in connection with the provision of the Transitional Services promptly upon termination of all of the Transitional Services, but in no event later than sixty (60) days after such termination. The Vesta Group may make duplicate copies of the Materials for its legal files at its own cost and subject to the confidentiality provisions set forth in Section 6.1 below.

(c) Use of Independent Contractors. The Vesta Group may use such personnel as it deems necessary or appropriate to provide the Transitional Services, and may in its discretion use qualified independent contractors or consultants or any other third party service providers (collectively, “Independent Contractors”) to perform any of the Transitional Services consistent with past practice.

Section 4.2 Payment for Transitional Services.

(a) Quarterly Payment of Transitional Service Costs. In consideration of the performance of the Transitional Services by the Vesta Group, Affirmative shall pay Vesta on a quarterly basis an amount for all Transitional Services, which amount shall be based upon the reasonable costs of the Vesta Group then in effect at the time of execution of each such service. In addition, Affirmative shall pay on a timely basis any applicable Independent Contractor Charges incurred on behalf of the Affirmative Group in connection with the provision of Transitional Services, as described in Section 4.2(b).

(b) Independent Contractor Charges. Any fees or other expenses charged by any Independent Contractor retained by the Vesta Group in connection with the performance of the Transitional Services (“Independent Contractor Charges”) shall be passed on directly to Affirmative. To the extent practicable, Vesta shall apprise Affirmative of any Independent Contractor Charges to be passed on to Affirmative prior to contracting for such services and shall attempt to secure Affirmative’s approval thereof, which approval shall not be unreasonably withheld.

Section 4.3 Term and Termination of Transitional Services.

(a) Term. The term of the provision of the Transitional Services pursuant to this Article IV (the “Term”) shall commence on the Separation Date and shall continue for a one-year period ending on the first anniversary of the Separation Date. The Term shall renew for one additional one-year period beginning on the first anniversary of the Separation Date unless thirty (30) days’ advance written notice is given by either party to the other party that the Term shall not be so renewed.

(b) Mutual Termination of Transitional Services. Affirmative and Vesta contemplate that each of the Transitional Services provided by the Vesta Group gradually will be eliminated throughout the Term as the Affirmative Group develops internal capabilities to perform such services or arranges for other third parties to supply such services. Consequently, Affirmative may at any time notify Vesta in writing that a particular Transitional Service described in Section 4.1 is no longer needed by the Affirmative Group, and upon the written consent of Vesta, such Transitional Service shall be terminated as of a date mutually agreed upon by Affirmative and Vesta. The mutual termination of any such Transitional Service pursuant to this section shall not modify, terminate or otherwise affect the provision of or payment for any other Transitional Services that have not been so terminated, nor shall such mutual termination modify, terminate or otherwise affect any other obligations of Affirmative or Vesta under this Agreement.

Section 4.4 Standard of Care; Disclaimer of Warranties

(a) Standard of Care. Affirmative and Vesta shall, and shall cause the other members of their respective Groups to, perform their obligations under this Article IV in good faith and at standards and with a level of performance in all events consistent with the standards and level of performance each party would use in providing similar services to itself. Affirmative and Vesta shall, and shall cause the other members of their respective Groups to, use reasonable care to ensure material compliance with all applicable laws and regulations in connection with their respective obligations under this Article IV.

(b) Disclaimer of Warranties. Except as provided in Section 4.4(a), Affirmative and Vesta acknowledge and agree that all services performed and Materials supplied by the other party or any other member of the other party’s Group under this Article IV are provided or supplied without warranty of any kind, express or implied, including, but not limited to, any warranties of design, merchantability, fitness for a particular purpose, non-infringement, or any warranties arising from a course of dealing, usage or trade practice.

Section 4.5 Limitation of Liability; Indemnification.

(a) Limitation of Liability. With respect to the performance of the obligations of each party to the other under this Article IV, neither Affirmative nor Vesta, nor any member of the Affirmative Group or the Vesta Group, shall be liable to the other party for special, indirect, incidental, consequential, exemplary or punitive damages or for any form of damages other than direct damages arising out of or in connection with this Article IV. Notwithstanding the foregoing, the limitations of liability in this Section 4.5(a) shall not apply to limit a party’s indemnification obligations or damages arising solely from fraud or willful misconduct in connection with the performance of such party’s obligations under this Article IV.

(b) Force Majeure. No liability under this Article IV shall result from any delay or failure in performance by either Affirmative or Vesta or any member of the Affirmative Group or the Vesta Group resulting from any cause, condition or event beyond its reasonable control, including, but not limited to, acts of God, fire, flood, acts of war, terrorism, explosion, power blackout, government action, accident, riot, labor trouble or shortage, or inability to obtain materials, utilities, equipment or transportation (each a “Force Majeure Event”). A party claiming the benefit of this Section 4.5(b) shall promptly notify the other party upon learning of the occurrence of the Force Majeure Event. Upon the cessation of such Force Majeure Event, the affected party shall use its best efforts to resume performance hereunder.

(c) Indemnification. Subject to the terms of Section 4.5(a) and (b), in addition to any indemnity either Affirmative or Vesta or any member of the Affirmative Group or the Vesta Group may be expressly entitled to under other provisions of this Agreement, each party shall, to the extent permitted by law, indemnify, defend and hold harmless the other party against all claims, liabilities, damages, losses and expenses (including reasonable attorneys’ fees and court costs) arising out of the gross negligence, recklessness or willful misconduct by such indemnifying party, its employees, agents, subcontractors and assigns in the performance of this Article IV. The rights and obligations of the parties under this Section 4.5(c) shall survive the expiration of the Term.

ARTICLE V

TAX ALLOCATION AND INDEMNIFICATION

Section 5.1 Termination of Participation in Vesta Tax Group. Affirmative and Vesta acknowledge and agree that Affirmative and all of Affirmative’s subsidiaries that are members of the Vesta Tax Group immediately prior to the Separation Date (collectively, the “Affirmative Tax Entities”) will, as of the Separation Date, cease to be members of the Vesta Tax Group. Consequently, Affirmative and Vesta further acknowledge and agree that the Tax Allocation Agreement will terminate with respect to the Affirmative Tax Entities as of the Separation Date.

Section 5.2 Pre-Separation Date Tax Obligations and Indemnification.

(a) Vesta shall be responsible for, shall pay all taxes to be paid and shall indemnify the Affirmative Tax Entities against any and all pre-Separation Date federal income taxes imposed on the Vesta Tax Group that would have been allocated to the members of the Vesta Tax Group other than the Affirmative Tax Entities (collectively, the “Vesta Tax Entities”) for taxable periods or portions thereof ending on or before the Separation Date.

(b) Affirmative shall be responsible for, shall pay all taxes to be paid, and shall indemnify the Vesta Tax Entities against any and all pre-Separation Date federal income taxes imposed on the Vesta Tax Group that would have been allocated to the Affirmative Tax Entities for taxable periods or portions thereof ending on or before the Separation Date.

(c) Vesta shall be responsible for preparing and filing all federal tax returns required to be filed by or with respect to the Vesta Tax Group containing income for periods ending on or before or including the Separation Date, shall include the income of the Affirmative Tax Entities for the pre-Separation Date period in the Vesta Tax Group’s federal consolidated tax returns, and shall be responsible for remitting all taxes reflected on such consolidated returns. All such returns shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which tax returns have been filed. In the case of federal income taxes attributable to taxable periods beginning on or before and ending after the Separation Date, if any, the taxes for the pre- Separation Date period shall be computed as if such taxable period ended on the Separation Date. The federal income tax allocable to each member of the Vesta Tax Group under this Section 5.2 shall be determined by reference to, and consistent with, the methodology employed under the Tax Allocation Agreement. Vesta and Affirmative shall cooperate in good faith in determining the appropriate amount of taxes allocable to the Vesta Tax Entities and the Affirmative Tax Entities, respectively, in accordance with the foregoing principles.

Section 5.3 Refunds. Any refunds of federal income taxes with respect to taxes allocated to the Affirmative Tax Entities and paid for any period ending on or before the Separation Date shall be for the account of the Affirmative Tax Entities. Vesta shall, if the

Affirmative Tax Entities so request and at the expense of the Affirmative Tax Entities, cause the relevant entity to file for and obtain any refunds to which the Affirmative Tax Entities are entitled hereunder, including through the prosecution of an administrative or judicial proceeding which the Affirmative Tax Entities, at their discretion, choose to direct such entity to pursue. Vesta shall permit the Affirmative Tax Entities to participate in (at their own expense), but not control, the prosecution of any such refund claimed and, when deemed appropriate by Vesta, shall cause a relevant entity to authorize by appropriate power of attorney such persons as the Affirmative Tax Entities shall designate to represent such entity with respect to such refund claim. Without imposing any duty of investigation upon Vesta, Vesta shall, and shall cause the other Vesta Tax Entities to, notify the Affirmative Tax Entities of the existence of any facts known to the Vesta Tax Entities that would constitute a reasonable basis for claiming a refund of taxes to which the Affirmative Tax Entities are entitled hereunder. Vesta shall forward to the Affirmative Tax Entities any such refund promptly after the refund is received.

Section 5.4 Audits and Other Proceedings.

(a) Vesta shall promptly notify Affirmative in writing upon receipt by any of the Vesta Tax Entities of notice of any pending or threatened audit, assessment or judicial or administrative proceeding involving taxes with respect to the Vesta Tax Group for which Affirmative would be required to indemnify the Vesta Tax Entities pursuant to Section 5.2(b) above; provided, however, that the failure of Vesta to give such notice shall not relieve Affirmative of its indemnification obligations under Section 5.2(b), except to the extent Affirmative is materially prejudiced thereby.

(b) Affirmative shall promptly notify Vesta in writing upon receipt by any of the Affirmative Tax Entities of notice of any pending or threatened audit, assessment or judicial or administrative proceeding involving taxes with respect to the Affirmative Tax Entities for which Vesta would be required to indemnify the Affirmative Tax Entities pursuant to Section 5.2(a) above; provided, however, that the failure of Affirmative to give such notice shall not relieve Vesta of its indemnification obligations under Section 5.2(a), except to the extent Vesta is materially prejudiced thereby.

(c) Affirmative shall have the right to participate in (at its own expense), but not control, a tax proceeding to the extent it relates to pre-Separation Date taxes which may be the subject of indemnification by Affirmative pursuant to Section 5.2(b) and to employ counsel of its choice at its expense. Vesta shall not compromise or settle any such tax proceeding without the prior written consent of Affirmative, which consent shall not be unreasonably withheld. If Vesta shall not assume the defense of such tax proceeding, then Affirmative may assume sole control over such tax proceeding, at its own expense, without relieving Affirmative of its indemnification obligations under Section 5.2(b).

(d) Vesta shall have the right to control, at its own expense, a tax proceeding to the extent it relates to pre-Separation Date taxes which may be the subject of indemnification by Vesta pursuant to Section 5.2(a) and to employ counsel of its choice at its expense.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Confidential Information.

(a) “Confidential Information” Defined. “Confidential Information” includes the following items, whether currently existing or created in the future:

(i) any and all knowledge or information concerning the business of either of Affirmative or Vesta, or any of their respective affiliates, in whatever format, that is either identified as or would reasonably be understood to be confidential and/or proprietary, including without limitation, information or knowledge concerning (A) internal operating procedures or strategy; (B) investment strategy; (C) sales data and customer lists; (D) financial plans, projections and reports; (E) insurance programs, plans and products; (F) assets owned, leased, licensed and/or developed by or for a party or any of its affiliates, including information about the design, technology, and training or operating procedures relating to such assets; (G) the insureds, clients, agents, employees or applicants (for employment, products or services) of Affirmative or Vesta, or any of their respective affiliates; (H) materials, products or any other tangible or intangible assets in the possession or under the control of Affirmative or Vesta, or any of their respective affiliates, which are proprietary to, or confidential to or about any other person or entity; and (I) records and repositories of the foregoing; and

(ii) any notes, extracts, analyses or materials prepared by the receiving party which are copies of or derivative works of Confidential Information of the other party or any of its affiliates, or from which the substance of Confidential Information of the other party or any of its affiliates can be inferred or otherwise understood.

The foregoing notwithstanding, “Confidential Information” shall not include information that: (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession. The failure to mark any material or information “confidential” shall not affect the confidential nature thereof.

(b) Obligations of the Receiving Party. Neither Affirmative or any of its affiliates on the one hand, nor Vesta or any of its affiliates on the other hand, shall, as a receiving party, make use of Confidential Information of the other party or any of its affiliates, as a disclosing party, for any purpose other than the fulfillment of the receiving party’s obligations under this Agreement. The receiving party shall not disclose Confidential Information of the disclosing party to any third party (other than in connection with the performance of the activities contemplated by this Agreement or to its auditors, counsel, financial advisors, bankers and other consultants and advisors) and shall protect and treat all Confidential Information of the disclosing party with the same degree of care as it uses to protect its own confidential information of like importance, but in no event with less than reasonable care. In the event that the receiving party is required to disclose Confidential Information of the disclosing party to a governmental or other regulatory authority or otherwise pursuant to judicial or administrative procedure or any other law, regulation or applicable rule of any securities exchange, it shall notify the disclosing party of the required disclosure with sufficient time for the disclosing party to seek relief, cooperate with the other party in taking appropriate protective measures, and make such disclosure in a fashion that maximizes protection of the Confidential Information from further disclosure.

Section 6.2 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.3 Notices. Any notices and requests required or permitted to be sent hereunder shall be deemed given as of the day actually received if sent by telecopy, facsimile transmission, any other form of instantaneous transmission, overnight or faster private courier, or if otherwise hand delivered, but if deposited in the United States mail, shall not be deemed delivered until three (3) days after being sent, with postage pre-paid, certified or registered, with return receipt requested and addressed as follows:

If to Affirmative, to:

Affirmative Insurance Holdings, Inc.

4450 Sojourn Drive, Suite 500

Addison, Texas 75001

Attention: David B. Snyder, Vice President, General Counsel and Secretary

If to Vesta, to:

Vesta Insurance Group, Inc.

3760 River Run Drive

Birmingham, Alabama 35243

Attention: John W. McCullough, Vice President and Associate General Counsel

Either party may change its address for notices by giving notice of same in the manner specified above.

Section 6.4 No Partnership. Nothing contained in this Agreement shall be deemed or construed by the parties or any other person to create the relationship of partnership, joint venture or similar relationship.

Section 6.5 Remedies. Any person having rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 6.6 Termination, Amendments and Waivers. Except as otherwise expressly provided herein and subject to any required regulatory approval, this Agreement may be terminated, and the provisions of this Agreement may be amended or waived, at any time, only by the written agreement of Affirmative and Vesta. Any waiver by a party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. Failure by a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive such party of the right to insist upon strict adherence to that term or any other term of this Agreement.

Section 6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective affiliates, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective affiliates, successors and permitted assigns any rights or remedies under or by this Agreement. The foregoing notwithstanding, neither this Agreement nor the rights and obligations hereunder may be assigned by either party to this Agreement without the express written consent of the other party and any purported assignment in violation hereof shall be null and void.

Section 6.8 No Third Party Beneficiaries. Except for the provisions of this Agreement relating to persons or entities entitled to indemnification under this Agreement, which are also for the benefit of such indemnitees, this Agreement is solely for the benefit of Affirmative and Vesta and their respective affiliates and is not intended to confer upon any other persons or entities any rights or remedies hereunder.

Section 6.9 Entire Agreement. This Agreement and any schedules hereto and other documents referred to herein constitute the entire agreement of the parties concerning the matters referred to herein, and supersede all prior agreements and understandings relating thereto.

Section 6.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 6.11 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

Section 6.12 Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state.

Section 6.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

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Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

AFFIRMATIVE INSURANCE HOLDINGS, INC.

By:
Its:

VESTA INSURANCE GROUP, INC.

By:
Its:

SCHEDULE 2.1(d)

AFFIRMATIVE PERSONNEL	VESTA PERSONNEL
Thomas E. Mangold	Norman W. Gayle, III
M. Sean McPadden	Hopson B. Nance
Katherine C. Nolan	Donald W. Thornton
Timothy A. Bienek	John W. McCullough
Scott K. Billings	E. Murray Meadows
George M. Daly	Charles R. Lambert
Wilson A. Wheeler	Stephen P. Russell
David B. Snyder	K. Gerald Barron
David Lacefield